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As filed with the Securities and Exchange Commission on May 30, 2002.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LANDEC CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

California (State of Incorporation)	94-3025618 (I.R.S. Employer Identification No.)

3603 Haven Avenue
Menlo Park, CA 94025-1010
(Address of Principal Executive Offices)

1995 Employee Stock Purchase Plan
(Full Title of the Plan)

Gary T. Steele
President & Chief Executive Officer
Landec Corporation
3603 Haven Avenue
Menlo Park, CA 94025-1010
(650) 306-1650
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Geoffrey P. Leonard, Esq.
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, California 94025
(650) 614-7400
(Calculation of Registration Fee on Following Page)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1995 Employee Stock Purchase Plan
Common Stock Reserved for Grant of Additional Shares	450,000	$3.472 (2)	$1,562,400.00 (2)	$143.74

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on May 24, 2002, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchasers under the Plan being registered.

PART I

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

        *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

PART II

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

        (a)  The Registrant's annual report on Form 10-K, for the fiscal year ended October 28, 2001;

        (b)  The Registrant's annual meeting proxy statement filed with the Commission on February 22, 2002;

        (c)  The Registrant's quarterly report on Form 10-Q for the fiscal quarter ended January 27, 2002; and

        (d)  The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") on December 21, 1995 including any subsequent amendment or report filed for the purpose of updating such information; and

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Certain matters with respect to the legality of the issuance of the Common Stock registered hereby will be passed upon for the Registrant by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California.

Item 6. Indemnification of Directors and Officers.

        The Registrant's Articles of Incorporation reduce the liability of a director to the corporation or its shareholders for monetary damages for breaches of his or her fiduciary duty of care to the fullest extent permissible under California law (the "California Law"). Under the California Law, a director's liability to a company or its shareholders may not be limited with respect to the following items: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the company or its shareholders, (vi) contracts or transactions between the company and a director within the scope of Section 310 of the California Law or (vii) improper dividends, loans and guarantees under Section 316 of the California Law. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation by a director of the director's fiduciary duty to the Registrant or its shareholders.

        The Bylaws of the Registrant further provide for indemnification of corporate agents to the maximum extent permitted by the California Law. In addition, the Registrant has entered into Indemnification Agreements with certain of its officers and directors.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index on page 8.

Item 9. Undertakings.

        The undersigned Registrant hereby undertakes:

        (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

        (2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 28th day of May, 2002.

LANDEC CORPORATION
By:	/s/ GARY T. STEELE Gary T. Steele President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary T. Steele and Gregory S. Skinner, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any amendments thereto, and to file such Registration Statement and amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY T. STEELE Gary T. Steele	President, Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2002
/s/ GREGORY S. SKINNER Gregory S. Skinner	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2002
/s/ KIRBY L. CRAMER Kirby L. Cramer	Director	May 28, 2002
/s/ RICHARD DULUDE Richard Dulude	Director	May 28, 2002
/s/ FREDERICK FRANK Frederick Frank	Director	May 28, 2002

/s/ STEPHEN E. HALPRIN Stephen E. Halprin	Director	May 28, 2002
/s/ KENNETH E. JONES Kenneth E. Jones	Director	May 28, 2002
/s/ RICHARD S. SCHNEIDER, PH.D. Richard S. Schneider, Ph.D.	Director	May 28, 2002

INDEX TO EXHIBITS

Exhibit Number		Page Number
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Powers of Attorney (contained on Page 7)

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PART I
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS